GROUND LEASE EXTENSION AND MODIFICATION

         This Ground Lease Extension and Modification is entered into as of this day of November, 1995 by and between the parties set forth below.

                                    RECITALS
         A. On August 1, 1992, Westminster Memorial Park, a California non-profit corporation ("Lessor") and USA Golf Centers, Ltd. #2, a California limited partnership ("Lessee") entered into a certain Ground:Lease relating to
17.4 gross acres of unimproved property located in the City of Westminster, County of Orange, California (the "Lease") for the purpose of a golf driving range (the "Range").

         B. Lessor has subsequently assigned the Lease to the current Lessor as set forth below.

         C. It is the desire of Lessor to make certain improvements to the property immediately south of the Range, which improvements will require certain storm drain improvements to the Range. In addition, Lessor requests certain other improvements to be made to the Range.

         D. It is the desire of the parties to complete such improvements, extend the term of the Lease and make certain other modifications set forth herein below.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and conditions contained herein, the parties do hereby agree as follows:

                  1. Storm Drain Improvements. Lessee will cooperate with Lessor in the installation of a storm drain system through the currently existing parking lot of the Range. Lessee has approved the design and working drawings

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



relating to such improvements and will allow access to Lessor to accomplish such works of improvement, which shall be accomplished at the sole expense of Lessor.

                  2. Golf Fencing. Lessee hereby agrees at its sole cost and expense, to install additional protective netting on the south side of the Range to protect clients of the Lessor entering and utilizing the new Memorial Park facilities to be improved thereon.

                  3. Lease Extension. The Lease currently terminates as of the last day of February, 2003. The parties do hereby extend the term of the Lease and the rights, duties and obligations set forth therein through the last day of February, 2008.

                  4. Option. Provided that Lessee is not then in material default under the Lease and provided, further, that Lessor does not intend to utilize the Range as an expansion of its Memorial Park during the option period, Lessee shall have the right and option to extend the term of the Lease for an additional five (5) year period through the last day of February, 2013 on the terms and conditions set forth herein (the "Option"). The exercise of said Option shall be delivered to Lessor no less than six (6) months prior to the end of the term of the Lease.

                  It is further agreed between the parties that the right of Lessee to exercise the Option is further conditioned upon a review by Lessor of the then existing General Partner or party managing the golf facility prior to the Option date. Specifically, the Lessor shall have the right in its sole discretion to approve the financial and operating capabilities of the General Partner or entity controlling the business decisions of Lessee as a condition to the exercise of said Option.


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





                  5. Rents. During the extended term of the Lease and the Option, if exercised, the base rent set forth in the Lease will continue to increase on an annual basis as set forth therein.

                  6. Entire Agreement. Subject to the modifications and provisions set forth herein, the Lease remains in full force and effect pursuant to the terms thereof.

LESSOR:                                       LESSEE:


SCI, California Funeral Services, Inc.        USA Golf Centers, Ltd. #2
                                              A California limited partnership
                                              By: Hackett Management
                                                  Corporation, it's General
                                                  Partner


By:___________________________________        By:____________________________
         David Anderson, President               Terry C. Hackett, President


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




                                     LEASE

                                    between

               WESTMINSTER MEMORIAL PARK/McWHINNEY & VAN DE WATER

                                      and

                             USA GOLF CENTERS LTD 2

                               TABLE OF CONTENTS

                                                                   Page

RECITALS
TERMS AND PROVISIONS
         1.       PROPERTY LEASED: USE.................................
         2.       TERM OF LEASE........................................
         3.       RENTS................................................
         4.       SECURITY DEPOSIT.....................................
         5.       UTILITIES. TAXES AND IMPOSITIONS.....................
         6.       MAINTENANCE AND REPAIRS..............................
         7.       LESSEE'S DUTY TO CONSTRUCT NEW IMPROVEMENTS..........
         8.       PUBLIC LIABILITY AND LIABILITY INSURANCE.............
         9.       SURRENDER OF PREMISES OR TERMINATION.................
         10.      ALTERATIONS AND IMPROVEMENTS.........................
         11.      INDEMNIFICATION OF LESSOR............................
         12.      MECHANIC'S AND OTHER LIENS...........................
         13.      DEFAULT..............................................
         14.      CONDEMNATION.........................................
         15.      LESSOR'S RIGHT OF ENTRY..............................
         16.      BROKERS..............................................
         17.      ESTOPPEL CERTIFICATE.................................
         18.      RECORDATION OF ABSTRACT ONLY.........................
         19.      ASSIGNMENT AND SUBLETTING............................
         20.      NO PARTNERSHIP.......................................
         21.      NON-DISTURBANCE AND SUBORDINATION....................
         22.      CONSENTS AND APPROVALS...............................
         23.      MISCELLANEOUS........................................
UNCONDITIONAL GUARANTEE OF LESSEE'S OBLIGATIONS UNDER LEASE
EXHIBIT A

                                  GROUND LEASE

         This Ground Lease made as of this 1st day of August, 1992 by and between WESTMINSTER MEMORIAL PARK, a California non-profit corporation, which shall assign its rights and delegate its duties to Roderick C. McWhinney, Emily McWhinney, Sean McWhinney (as successor to Derek C. McWhinney), Eric R. Van de Water, Eric R. Van de Water as custodian for Anne F. Van de Water, Eric R. Van de Water as custodian for Brooke E. Van de Water, Jan Pollard, and Jan Pollard as custodian for Lewis C. Pollard III ("Lessor") and USA GOLF CENTERS LTD. 2, a California Limited Partnership ("Lessee") affecting that certain real property consisting of approximately 17.4 gross acres located in the City of Westminster, County of Orange, California, the location of which is depicted in Exhibit "A" hereto, and incorporated herein by this reference (the "Property-). Any reference to Lessor with respect to insurance, indemnities or other protections of Lessor shall apply to: (i) Westminster Memorial Park, (ii) the McWhinney & Van de Water Tenants-in-Common (as herein referred to) and, (iii) the McWhinney & Van de Water real estate manager for the Property, if any.

                                    RECITALS

         A. The Property is unimproved real estate. It is the desire of Lessor and Lessee to enter into this Ground Lease (the "Lease") subject to the terms thereof.

         B. Upon entering into the Lease it is the desire of Lessor and Lessee, that Lessee build and improve the Property with a golf practice facility (the "Improvements") and operate same pursuant to the terms hereof.

         C. The obligations of Lessee under this Lease are unconditionally guaranteed by Thomas L. Utman, as set forth in the UNCONDITIONAL GUARANTEE OF LESSEE'S OBLIGATIONS UNDER LEASE attached hereto.

         NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual benefit to the parties hereto and the covenants and conditions contained herein, it is agreed as follows:

                              TERMS AND PROVISIONS

         1. PROPERTY LEASED; USE. In this Lease, Lessor does hereby lease to Lessee and Lessee does hereby lease from Lessor the Property, subject to the terms and conditions set forth herein and all applicable governmental regulations, requirements and limitations.

         The Property is leased "AS IS" without any representations or warranties about its condition or usability, specifically including the availability of utilities or services and compliance with any governmental regulations affecting the leasing or use of the Property.

         Lessee shelf make all necessary arrangements with the existing strawberry farm tenant for the use of or relocation of any water lines on the Property, and shall hold Lessor harmless from and shall indemnify Lessor (including reasonable attorneys' fees) against any claims by such strawberry farm tenant in connection therewith or in connection with any claims of damage by reason of Lessee's activities in improving or operating the Property and or the improvements. Lessee shall improve and use the Property as a golf practice facility and uses ancillary thereto including, but not limited to, the sale of food, beverage, and other sports related activities; provided, however, that any non-golf related sports activities shall require prior written consent of Lessor.

         The McWhinney & Van de Water Tenants-in-Common agree to cooperate with Lessee with respect to the placing of off-Property signs to advertise the project.

         2. TERM OF LEASE. The term of the Lease shall commence as of August 1, 1992. The term of the Lease shall end ten (10) years after Lessee has obtained a Certificate of Occupancy from the City of Westminster, but in no event later than ten years six months from the August 1, 1992 commencement date. Upon determination of the termination date, the same shall be inserted and initialed by the parties.

                      Termination Date: February 28, 2003


                      -------------------           -----------------
                               Initial                        Initial


         If the Certificate of Occupancy has not been issued on or before July 1, 1993, then either party may, within ten (10) days thereafter, terminate this Lease by written notice to the other.

         At the request of either party, a memorandum of the actual expiration of the Lease term shall be executed so that the same may be recorded.

         In the event Lessor wishes to lease the Property to a third party for a golf practice facility at the expiration of the term, then it shall give Lessee notice of its intention to do so not later than ninety (90) days prior to the expiration of the term. Lessee shall have the exclusive right, for a period of sixty (60) days following receipt of such notice, to negotiate with Lessor for an extension of the Lease on such terms as the parties may propose. The foregoing shall not obligate either party to accept any terms proposed by the other, but is merely a procedure for the parties to negotiate prior to the Property being offered by Lessor to third parties for the operation of a golf practice facility.

         3. RENTS. Lessee shall pay to Lessor without abatement, deduction or offset during the term of this Lease, rents as follows:

                  (a) During the first year of this Lease, Lessee shall pay to Lessor a minimum annual rental of $64,532 ("minimum annual rental"), which shall be payable $36,100 on execution of this Lease and the balance of $28,432 on August 21, 1992 if there has been no appeal of the approvals by the Planning Commission of the City of Westminster (C-816/DR-1489). If there has been an appeal to the Planning Commission approval, then the balance of the first year's rent shall be payable within three (3) days following the denial of the appeal and the upholding of the Planning Commission's action. If the project is ultimately denied by the City of Westminster, then Lessee shall not be obligated to pay the balance of $28,432 and the parties may exercise the termination rights under Section 2.

                  (b) Commencing August 1, 1993, the minimum annual rental shall be paid in equal monthly increments, in advance, on the first day of each month. On August 1, 1993 and on the first day of August of each year for the balance of the term, the minimum annual rental shall be subject to adjustment as follows: the base for computing the adjustment shall be the Consumer Price Index ("CPI") For All Urban Consumers, Los Angeles-Anaheim-Riverside area (1982-84 = 100), published by the United States Department of Labor, Bureau of Labor Statistics ("Index"). If the Index for the month of May for any year during the term commencing with May, 1993 ("Extension Index") has increased over the Index for the month of May during the prior year ("Prior Index"), the rent for the period commencing August 1, 1993 and each year thereafter shall be established by multiplying the prior minimum annual rental by a fraction, the numerator of which is the Extension Index and the denominator of which is the Prior Index; provided, that notwithstanding the actual change in the Index, the minimum annual rental shall be increased annually by a minimum of 104 percent and a maximum of 108 percent of the minimum annual rental payable for the year immediately prior to such adjustment. For example, on August 1, 1993, the minimum annual rental shall be increased by an amount not less than $2,581.28 (4% of $64,532) and not more than $5,162.56 (8% of $64,532).

         If the Index is changed so that the base year differs from that used as of the date hereof, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

         On any adjustment of the rent, as herein provided, the parties shall, at Lessor's or Lessee's request, execute an amendment to this Lease stating the new rent.

                  (c) All rental as provided for herein shall be absolutely net to Lessor. All costs, expenses, and obligations relating to the Property and its operations by Lessee shall be the obligations of and paid for by Lessee.

                  (d) In addition to the minimum annual rental to be paid by Lessee to Lessor, Lessee shall pay to Lessor (commencing with the second lease year) at the times and in the manner hereinafter specifically set forth, additional rent in an amount equal to the difference between the minimum annual rental payable for each calendar quarter (after applying the CPI adjustments as set forth above) and 11 1/2% of Lessee's gross sales (as defined below) received by Lessee in such calendar quarter. For the purpose of the calculation of percentage rent, the first calendar quarter of the second year of the Lease term shall be deemed to include 61 days (August 1, 1993 to September 30, 1993). The calendar quarters for the Lease shall end March 31, June 30, September 30 and December 31. On or before the 30th day (except for the last payment under 3.f.

below) immediately following each calendar quarter (commencing with the fifth calendar quarter of the Lease term, which is September 30, 1993), Lessee shall pay to Lessor the amount by which the sum computed as a percentage of Lessee's gross sales during the prior calendar quarter exceeds the minimum annual rent which Lessee has paid during such prior calendar quarter. Such payments of percentage rent shall be adjusted and reconciled on a cumulative, annualized, year-to-date basis for such calendar year, i.e., the percentage rent for the first calendar quarter shall be based on actual gross sales; the percentage rent for the second calendar quarter shall be based on the gross sales for the first and second calendar quarters divided by two; the percentage rent for the third calendar quarter shall be based on the gross sales for the first, second and third calendar quarters divided by three, and the percentage rent for the fourth calendar quarter shall be based on the gross sales for all four prior calendar quarters, adjusted so that the rent payment following such fourth calendar quarter, when added to the three prior percentage rent payments shall total 11 1/2% of gross sales for the prior four calendar quarters less the minimum annual rent.

         Lessee recognizes that the potential for receiving percentage rent is of significant importance to Lessor, and agrees to use reasonable efforts to generate gross sales consistent with similar operations in the Orange County area. In connection therewith, Lessee agrees to continually operate the premises during its normal business hours except for a reasonable period of time following a casualty and for periods when Lessee is making renovations or improvements at the Property.

                  (e) "Gross sales" of Lessee means the gross selling price of all merchandise or services sold, leased, licensed or delivered in or from the Property by Lessee (including the amount of any consideration received by Lessee from any of its permitted subtenants, licensees and/or concessionaires), whether on cash or credit, including the gross amount received by reason of orders taken on the Property although filled elsewhere, excepting therefrom:
(i) any rebates and refunds to customers; (ii) proceeds from cigarette vending machines, pay telephones, and other candy vending machines; (iii) interest, service or sales carrying charges (including, but not limited to, credit card service charges) or other charges, however denominated, paid by customers of Lessee for extension of credit on sales, which were not included in the sales price; (iv) gift certificates or vouchers not yet redeemed; (v) bulk transfer or sale of products or merchandise; (vi) any federal, state, municipal or other sales, "value-added," retail, excise or similar taxes paid or incurred by Lessee, whether such taxes are collected from customers or absorbed by Lessee;
(vii) tips or gratuities; (x) proceeds of insurance policies received by Lessee; (x) condemnation awards; and (x) sales or transfers of Lessee's trade fixtures and equipment, leasehold estate, and/or goodwill relating thereto.

                  (f) Within thirty (30) days after the end of each calendar quarter of the Lease Term, commencing with the calendar quarter ending September 30, 1993, Lessee shall furnish to Lessor a statement in writing showing the total "gross sales" (as such term is defined in 3.e.) made during the preceding calendar quarter and any other calendar quarter(s) applicable to the cumulative annualized basis with all adjustments reconciled on a cumulative, annualized, year-to-date basis, shall accompany each such statement, if appropriate, with a tentative payment to Lessor of the percentage rent then due. Within sixty (60) days after the end of each four quarter period, Lessee shall furnish to Lessor a statement showing the total gross sales made during the preceding four-quarter period at which time a final shall be made between Lessor and Lessee such that the total percentage rent paid for each such four-quarter period shall be computed and adjusted on an annual basis, and within thirty (30) days thereafter either Lessee shall remit to Lessor any percentage rent owed by Lessee or Lessor shall remit to Lessee any excess percentage rent paid by Lessee, as applicable. Lessor shall have the right, upon written demand delivered to Lessee after receipt of said annual statement, and at Lessor's sole cost and expense, to have Lessee's records of gross sales for said four calendar quarters inspected at Lessee's general offices during normal business hours by a representative of Lessor's choice. If the audit shows that there is a deficiency in the payment of any percentage rent, the deficiency shall become immediately due and payable. The costs of the audit shall be paid by Lessor unless the audit shows that Lessee understated gross sales by more than three percent (2%), in which case Lessee shall pay all Lessor's costs of the audit. For the purposes of calculating percentage rent, the last year of the Lease Term shall be deemed to contain only the number of days between the last succeeding calendar quarter and the date upon which the Lease term terminates.

                  (g) Said rentals, and all other sums which are to be paid or repaid by the Lessee to Lessor, according to the provisions of this Lease, shall be paid in lawful money to the United States of America to "McWhinney & Van de Water" care of The Carlson Company, Attn: Ms. Rhonda Price, 14752 Beach Boulevard, Suite 207, La Mirada, CA 90638, or at such other places as Lessor may from time to time designate.

                  (h) Lesser shall maintain full and accurate books of account, records, cash receipts, and other pertinent data showing its gross sales. Lessee shall install and maintain accurate receipt-printing cash registers and shall record on the cash registers every sale and other transaction made from the Property. Lessee shall also furnish to Lessor copies of its quarterly California sales and use tax returns at the time each is filed with the State of

California. Lessee shall also furnish to Lessor copies of annual partnership tax returns, both federal and state, which shall be held in strictest confidence by Lessor. Such books of account, records, cash receipts, and other pertinent data shall be kept for a period of three (3) years after the end of each lease year. The receipt by Lessor of any statement, or any payment of percentage rent for any period, shall not bind Lessor as to the correctness of the statement or the payment.

                  (i) Lessor shall be entitled during the term pursuant to (i) above and within three (3) years after expiration or termination of this Lease to inspect and examine all Lessee's books of account, records, cash receipts, and other pertinent data, so Lessor can ascertain Lessee's gross sales. Lessee shall cooperate fully with Lessor in making the inspection. Lessor shall also be entitled, once during each lease year and once after expiration or termination of this Lease, to an independent audit of Lessee's books of account, records, cash receipts, and other pertinent data to determine Lessee's gross sales, by a representative to be designated by Lessor. The audit shall be limited to the determination of gross sales and shall be conducted during usual business hours. The cost of the audit shall be paid in accordance with the terms of Paragraph 3.f. above.

                  (j) Lessor shall keep any information gained from such statements, inspection, or audit confidential and shall not disclose it other than to carry out the purposes of this Lease, except that Lessor shall be permitted to divulge the contents of any statements in connection with any financing arrangements or sale of Lessor's interest in the Property.

                  (k) Should any rental payment, including percentage rent, to be made pursuant to this paragraph 3 above be more than five (5) days late in payment after written notice, Lessee shall pay an additional amount of six percent (6%) per annum on such amount from the date due until paid.

         4. SECURITY DEPOSIT. At the time it deposits the balance of the first year's rent under Section 3.a., Lessee shall also deposit an additional $24,000.00 as a security deposit. If Lessee is in default, Lessor can, after expiration of Lessee's period to cure the default, use the security deposit, or any portion of it, to cure the default or to compensate Lessor for all damage sustained by Lessor resulting from Lessee's default. Lessee shall immediately on demand pay to Lessor a sum equal to the portion of the security deposit expended or applied by Lessor as provided in this paragraph so as to maintain the security deposit in the sum initially deposited with Lessor. If Lessee is not in default at the expiration or termination of this Lease, Lessor shall return the security deposit to Lessee. Lessor's obligations with respect to the security deposit are those of a debtor and not a trustee. Lessor can maintain the security deposit separate and apart from Lessor's general funds or can commingle the security deposit with Lessor's general and other funds. Lessor shall not be required to pay Lessee interest on the security deposit.

         5. UTILITIES, TAXES AND IMPOSITIONS.

                  (a) Lessee agrees to pay, before the same become delinquent, all charges for gas, electricity, heat, light, power, sewage, water, telephone, trash removal, and other similar public services or commodities furnished to the Property during the term of this Lease, including all installation, connection and disconnection charges.

                  Lessee shall make arrangements for all utilities, including water service, and no water shall be provided by Lessor or the adjacent strawberry farm tenant. Lessor makes no representations about the availability or adequacy of utilities or services. Lessee shall hold Lessor harmless from and shall indemnify Lessor against any claims (including attorney's fees) by the strawberry farm tenant against Lessor in connection with acts or omissions by Lessee impacting the existing irrigation system, a portion of which is located on the Property.

                  (b) Lessee further agrees to pay before the same become delinquent, all taxes and assessments of whatsoever kind or nature which may be imposed during the term of this Lease upon the Property or any facilities or personal property therein, including all so-called special assessments, and possessory interest taxes, and every other charge, lien or expense accruing or payable during the term of this Lease in connection with the Property, and also all taxes, licenses, fees or charges on account of any use which may be made of the Property or any activity conducted by Lessee thereon during the term hereof. If at any time during the term of this Lease any new tax or excise on rents or other new tax, however described, is levied or assessed by any governmental agency against Lessor on account of rent reserved hereunder, Lessee likewise shall pay and discharge such new tax or excise to the extent that it is assessed or imposed as a direct result of Lessor's ownership of the Property, or of rentals accruing to Lessor under this Lease; but this provision shall not be construed in such manner as to require Lessee to pay any income tax, franchise, estate or gift tax of Lessor.

                  (c) All taxes, assessments and utility charges for any fraction of a year as of the beginning or end of the term of this Lease shall be appropriately prorated between the parties.

                  (d) In the event any special tax or assessment is levied or assessed on the Property after rent commences and which becomes due and payable during the lease term and the delinquency date for which is prior to the expiration of the term of the Lease (or any extension hereof) which tax or assessment may be legally paid in installments (whether by subjecting the Property to bond or otherwise), Lessee shall have the option to pay such tax or assessment in installments. In the event of such election, Lessee shall be liable only for those installments of such tax or assessment which become due and payable during the lease term and the delinquency date for which is prior to the expiration of the term of this Lease (or any extension hereof). Lessor agrees to execute or join with Lessee in the execution of any application or other instrument that may be necessary to permit the payment of such special tax pr assessment in installments.

                  (e) Notwithstanding the foregoing, Lessee shall have the right at its own cost and expense to dispute in good faith the legality or amount of any tax or assessment by appropriate legal proceedings, provided that Lessee shall pay such tax or assessment promptly upon a final determination of the legality or amount thereof, shall protect Lessor and the Property against any sale for non-payments thereof, and shall provide to Lessor on demand such bond or other security as Lessor may reasonably require in an amount not exceeding one and one-half times the total amount of the tax or assessment in dispute.

                  (f) If, except as provided in subparagraph (e) above, Lessee shall fail to pay when due any amount required hereby to be paid by Lessee, Lessor may, but shall not be required to, pay the same together with any and all interest and penalties, in which case the amount so paid by Lessor together with interest thereon at the rate of ten percent (10%) per annum shall be due and payable by Lessee to Lessor as additional rent hereunder on the first day of the month next following.

         6. MAINTENANCE AND REPAIRS. Throughout the term, Lessee shall, at Lessee's sole cost and expense, maintain the Property and all improvements in good condition and repair, ordinary wear and tear excepted, and in accordance with all applicable laws, rules, ordinances, order and regulations of (1) federal, state, county, municipal, and other governmental agencies and bodies having or claiming jurisdiction and all their respective departments, bureaus and officials; (2) the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction; and (3) all insurance companies insuring all or any part of the Property or improvements or both. Lessee shall promptly and diligently repair, restore, and replace as required to maintain or comply as above, or to remedy all damage to or destruction of all or any part of the improvements. Notwithstanding the foregoing, if the improvements are substantially damaged or destroyed in the last two years of the Lease term, and if Lessee elects not to repair, restore or replace the same, then either party may terminate this Lease within ten (10) business days of such election not to do so. Lessee shall make such election within thirty (30) days of the event causing the damage or destruction. The completed work of maintenance, compliance, repair, restoration, or replacement shall be equal in quality to the condition of the improvements before the event giving rise to the work, except as expressly provided to the contrary in this Lease. Lessor shall not be required to furnish any services or facilities or to make any repairs or alterations of any kind in or on the Property. Lessor's election to perform any obligation of Lessee under this provision or Lessee's failure or refusal to do so shall not constitute a waiver of any right or remedy for Lessee's default, and Lessee shall promptly reimburse, defend, and indemnify Lessor against all liability, loss, cost and expense arising from it.

         Nothing in this provision defining the duty of maintenance shall be construed as limiting any right given elsewhere in this Lease to alter, modify, demolish, remove or replace any improvement, or as limited provisions relating to condemnation or to damage or destruction during the final year or years of the term.

         No deprivation, impairment, or limitation of use resulting from any event or work contemplated by this paragraph shall entitle Lessee to any offset, abatement, or reduction in rent nor to any termination or extension of the term.

         Lessee has the right to contest by appropriate judicial or administrative proceedings, without cost or expense to Lessor, the validity or application of any law, ordinance, order, rule, regulation, or requirement (hereafter called law) that Lessee repair, maintain, alter, or replace the improvements in whole or in part, and Lessee shall not be in default for failing to do such work until a reasonable time following final determination of Lessee's contest. If Lessor gives notice of request to Lessee for compliance with the law, Lessee shall first furnish Lessor a reasonably satisfactory security to Lessor during any contest in form and amounts, reasonably guaranteeing compliance by Lessee with the contested law and indemnifying Lessor against all liability that Lessor may sustain by reason of Lessee's failure or delay in complying with the law. Lessor may, but is not required to, contest any such law independently of Lessee. Lessor may, and on Lessee's notice of request shall, join in Lessee's contest. With the exception of normal items used for turf grass and fuel for vehicles, Lessee agrees not to store any toxic substances at the Property. Any fuel used for vehicles shall be stored off the Property.

         7. LESSEE'S DUTY TO CONSTRUCT NEW IMPROVEMENTS. Subject to delays beyond reasonable control of Lessee and provided Lessee notifies Lessor of such delay, within 180 days after execution of the Lease Lessee shall commence construction of a golf practice facility and uses ancillary thereto. Such construction shall be completed in a workmanlike manner thereafter. Lessor shall have the right to approve the general plans for the golf course practice facility within ten (10) business days following submission thereof to The Carlson Company.

                  At any time and from time to time during the term, Lessee may, but is not obligated to, construct or otherwise make new improvements on any part or all of the Property and to demolish, remove, replace, alter, relocate, reconstruct, or add to any existing improvements in whole or in part, and to modify or change the contour or grade, or both, of the land, provided Lessee is not then in default after applicable cure period under any condition or provision of this Lease and provided the improvements following the work are at least equal in quality to any improvements as they were before being demolished, removed, replaced, altered, relocated, reconstructed, modified or changed. Notwithstanding the foregoing, Lessor shall have the right to approve the general plans for any significant demolition, removal, replacement, alteration, relocation, reconstruction, modification or change. All salvage shall belong to Lessee.

                  Before any major work of construction, alteration, or repair is commenced on the Property, and before any building materials have been delivered to the Property by Lessee or under Lessee's authority Lessee shall:

                  Notify Lessor of Lessee's intention to commence a work of improvement at least fifteen (15) days before commencement of any such work or delivery of any materials; provided, however, such time frame shall be less with respect to the initial construction of the Improvements. The notice shall specify the approximate location and nature of the intended improvements. Lessor shall have the right to post and maintain on the Property any notices of non-responsibility provided for under applicable law, and to inspect the Property in relation to the construction at all reasonable times.

                  Lessee shall pay or cause to be paid the total cost and expense of all works of improvement, as that phrase is defined in the California Mechanics' Lien Law. No such payment shall be construed as rent. Lessee shall not suffer or permit to be enforced against the Property or any part of it any mechanic's, materialman's, contractor's or subcontractor's lien arising from any work of improvement, however it may arise. However, Lessee may in good faith and at Lessee's own expense contest the validity of any such asserted lien, claim, or demand, provided Lessee has furnished the bond required in California Civil Code Section 3143 (or any comparable statute hereafter enacted for providing a bond freeing the Property from the effect of such a lien claim).

                  Lessee shall defend and indemnify Lessor against all liability and loss of any type arising out of work performed on the Property by Lessee, together with reasonable attorney's fees and all costs and expenses incurred by Lessor in negotiating, settling, defending or otherwise protecting against such claims.

                  If Lessee does not cause to be recorded the bond described in California Civil Code Section 3143 or otherwise protect the property under any alternative or successor statute, and a final judgment has been rendered against Lessee by a court of competent jurisdiction for the foreclosure of a mechanic's, materialman's, contractor's or subcontractor's lien claim and if Lessee fails to stay the execution of the judgment by lawful means or to pay the judgment, Lessor shall have the right, but not the duty, to pay or otherwise discharge, stay or prevent the execution of any such judgment or lien or both. Lessee shall reimburse Lessor for all sums paid by Lessor under this paragraph, together with all Lessor's reasonable attorney's fees and costs, plus interest on those sums, fees, and costs at the rate of ten percent per year from the date Lessor pays such lien amount.

                  On completion of any substantial work of improvement during the term, Lessee shall file or cause to be filed a notice of completion. If, ten (10) days after written notice has been given to Lessee to file such notice, Lessee fails to do so, then in that event Lessee hereby appoints Lessor as Lessee's attorney-in-fact to file the notice of completion on Lessee's failure to do so after the work of improvement has been substantially completed. All improvements constructed on the Property by Lessee as permitted by this Lease shall be owned by Lessee until expiration of the term or sooner termination of this Lease. Lessee shall not, however, remove any improvements from the Property, except as permitted by this Lease. The parties covenant for themselves and all persons claiming under them that the improvements are real property.

                  Except as set forth herein, all improvements on the Property at the expiration of the term or sooner termination of this Lease shall without compensation to Lessee, then become Lessor's property free and clear of all claims to or against them by Lessee or any third person. Lessee shall have the right to remove the modular building, all trade fixtures and all personal property within said building except in the event Lessee is then in default under the terms of this Lease.

                  At the expiration or earlier termination of the Lease, Lessee shall, at the request of Lessor, remove the modular building, trade fixtures and personal property and restore the Property to the condition it was in prior to the commencement date.

         8.       PUBLIC LIABILITY AND LIABILITY INSURANCE.

                  (a) Lessee shall hold Lessor free and harmless from all expenses, liability and claims for damages including attorneys' fees, by reason of any injury to any person or persons (including Lessee) or property of any kind whatsoever and to whomsoever belonging (including Lessee's property), from any cause or causes whatsoever, in, upon or in any way connected with the Property or the use of occupancy thereof during the term of this Lease other than such claims, damages or injuries arising out of the negligence or willful misconduct of Lessor.

                  (b) During the term of this Lease, Lessee shall carry comprehensive public liability insurance in the name of Lessee, naming Lessor as an additional insured, against any liability for injury to or the death of persons resulting from any occurrence in or about the Property and for damage to property, in such amounts as may from time to time be customary with respect to similar properties in the same area, but in no event less than $2,000,000 for any one person killed or injured, or less than $2,000,000 for any one accident or $2,000,000 for damage or injury to property. Lessee shall increase the liability insurance coverage required under this Lease to take account of increases in the cost of living. True copies of said policy or policies or certificates thereof showing the premium thereon to have been paid shall be delivered to Lessor upon request, provided that the certificates will be provided without request. Such policies shall not be cancelable, nor shall coverage be reduced by the insurer without first giving at least thirty (30) days prior written notice to Lessor. In the event Lessee fails to procure and keep in force such insurance, Lessor may procure such insurance and the cost thereof, together with interest at ten percent (10%) per annum, shall be payable immediately by Lessee to Lessor as additional rent on the first day of the month next following the month in which Lessor makes such payment. Such insurance may be provided by a so-called blanket insurance policy or policies covering the Property so long as the coverage on the Property is at all times at least as great as required by this subparagraph (b).

                  (c) Westminster Memorial Park, a non-profit corporation, the McWhinney & Van de Water Tenants-in-Common and The Carlson Company or successor Property manager shall be named as insureds or additional insureds on all policies required to be carried by Lessee.

         9. SURRENDER OF PREMISES OR TERMINATION. At the expiration or earlier termination of the term, Lessee shall surrender to Lessor possession of the Property. Surrender or removal of improvements, fixtures, trade fixtures, and improvements shall be as provided in Paragraph 7 hereinabove.

         10. ALTERATIONS AND IMPROVEMENTS.

                  (a) Notwithstanding any other provisions contained in this Lease to the contrary, Lessee may, upon written consent of Lessor being obtained and at its sole cost and expense, construct or otherwise make improvements on any part or all of the Property and replace, alter, reconstruct, or add to any Improvement in whole or in part, during the term of this Lease, provided that Lessee is not in default of the terms hereof and the use is consistent herewith.

                  (b) Lessee shall give Lessor notice of commencement of the Improvements prior thereto. All work shall be completed promptly and in a good workmanlike manner and in compliance with the plans and specifications which shall be delivered to Lessor, and in compliance with all applicable permits and authorizations and building and zoning laws and with all of the laws, ordinances and regulations of all government authorities having or asserting jurisdiction over the construction of the Improvements. Lessee shall pay promptly the costs of such work, so that the Property and the Improvements located thereon shall at all times be free of liens for services performed, labor and materials supplied or claimed to have been supplied.

         11. INDEMNIFICATION OF LESSOR. Lessee shall hold and save Lessor harmless during the full term of this lease hereof from any and all loss or damage in or to the Property. Lessee shall also hold and save Lessor harmless from any and all loss or damage for personal injuries received by any person or persons, howsoever caused or arising, in or upon the Property or any Improvements situated thereon, or the appurtenances thereto, together with reasonable attorneys' fees and expenses and court costs, if any, incurred by Lessor, advisor to Lessor, with respect to any and all such claims for loss, damages or injury to persons or property.

         12. MECHANIC'S AND OTHER LIENS. Lessee shall not suffer or permit to be enforced against Lessor's title to the Property, or any portion thereof, any lien, claim or demand arising from any work of construction, repair, restoration, maintenance or removal as herein provided, or otherwise arising, and Lessee shall pay all such liens, claims and demands before any action is brought to enforce the same against said land; and Lessee agrees to hold Lessor and said land free and harmless from all liability for any and all liens, claims or demands, together with all costs and expenses, including, but not limited to, reasonable attorneys' fees and court costs incurred by Lessor in connection therewith. Lessor shall have the right at any time to post and maintain on the Property such notices as may be necessary to protect Lessor against liability for all such liens. Notwithstanding anything to the contrary contained herein, if Lessee shall in good faith contest the validity of any such lien, claim or demand, then Lessee shall, at its expense, defend itself and Lessor against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Lessor or the Property. Lessee shall procure and record a bond freeing the Property from the effect of any such lien or claim or action thereon.

         13. DEFAULT. If (a) Lessee defaults hereunder in the payment of rent or any other sums due hereunder, and such default continues for a period of ten

(10) days after written notice has been given by Lessor to Lessee, or if (b) Lessee defaults in the faithful performance of any other agreement or condition herein to be performed by Lessee, and if such default continues for a period of thirty (30) days after written notice has been given by Lessor to Lessee specifying the default complained of (unless the default, by its notice, will require more than thirty (30) days to cure and Lessee has commenced actions necessary to cure within said thirty (30) day period and is diligently pursuing same to completion), of if (c) any proceedings are filed or action taken by or against Lessee to declare Lessee a bankrupt or to appoint a receiver or trustee for Lessee or to reorganize Lessee or to make an assignment for the benefit of the creditors of Lessee or to do any other act of a similar nature or purpose under any state or federal bankruptcy or insolvency laws, and if such proceedings or actions shall not have been discharged within ninety (90) days thereafter, then, in any of the above listed events, Lessor may declare a breach of this Lease by written notice to Lessee, and Lessor may, at Lessor's option, exercise any one or more of the rights available to a landlord under the laws of the State of California, consecutively, cumulatively, or concurrently, including, without limitation, the right to the remedies as set forth below.

         If any default by Lessee shall continue uncured, following notice of default as required by this Lease, for the period applicable to the default under the applicable provision of this Lease, Lessor has the following remedies in addition to all other rights and remedies provided by laws or equity, to which Lessor may resort cumulatively or in the alternative:

                  A. Termination. Lessor may at Lessor's election terminate this Lease by giving Lessee notice of termination. On the giving of the notice, all Lessee's rights in the Property and in all improvements shall terminate. Promptly after notice of termination, Lessee shall surrender and vacate the

Property and Lessor may reenter and take possession of the Property and all remaining improvements and eject all parties in possession or eject some and not others or eject none. Termination under this paragraph shall not relieve Lessee from the payment of any sum then due to Lessor or from any claim from damages previously accrued or then accruing against Lessee.

                  B. Re-entry Without Termination. Lessor may at Lessor's election reenter the Property, and, without terminating this Lease, at any time and from time to time relet the Property and improvements or any part or parts of them for the account and in the name of Lessee or otherwise. Lessor may at Lessor's election eject all persons or eject some and not others or eject none. Lessor shall apply all rents from reletting as in the provision on assignment of subrents. Any reletting may be for the remainder of the term or for a longer or shorter period. Lessor may execute any leases made under this provision either in Lessor's name or in Lessee's name and shall be entitled to all rents from the use, operation, or occupancy of the property or improvements or both. Lessee shall nevertheless pay to Lessor on the due dates specified in this Lease the equivalent of all sums required of Lessee under this Lease, plus Lessor's expenses, less the avails of any reletting or attornment. No act by or on behalf of Lessor under this provision shall constitute a termination of this Lease unless Lessor gives Lessee notice of termination in writing.

                  C. Recovery of Rent. Lessor shall be entitled at Lessor's election to each installment of rent or to any combination of installments for any period before termination, plus interest at the rate of 10 percent per year from the due date of each installment. Avails of reletting or attorned subrents shall be applied, when received, as follows: (1) to Lessor to the extent that the avails for the period covered do not exceed the amount due from and charged to Lessee for the same period, and (2) the balance to Lessee. Lessor shall make reasonable efforts to mitigate Lessee's liability under this provision.

                  D. Damages. Lessor shall be entitled at Lessor's election to damages in the following sums: (1 ) all amounts that would have fallen due as rent between the time of termination of this Lease and the time of the claim, judgment, or other award, less the avails of all relettings and attornments and less all amounts by which Lessor should reasonably have mitigated those rental losses plus interest on the balance at the rate of 10 percent per year; and (2) the "worth" at the time of the claim, judgment, or other award, of the amount by which the unpaid rent for the balance of the term exceeds the then fair rental value of the Property at the lower of the fair rental value as then encumbered by the Lease and improvements and the fair rental value unencumbered by the Lease and improvements. "Worth," as used in this provision, is computed by discounting the total at the discount rate of the Federal Reserve Bank of San Francisco at the time of the claim, judgment, or award, plus one percent.

                  E. Lessor's Right to Cure Lessee's Default. After expiration of the applicable time for curing a particular default, or before the expiration of that time in the event of emergency, Lessor may at Lessor's election, but is not obligated to, make any payment required of Lessee under this Lease or under any note or other document pertaining to the financing of improvements or fixtures on the Property, or perform or comply with any covenant or condition imposed on Lessee under this Lease or any such note of document, and the amount so paid plus the reasonable cost of any such performance or compliance, plus interest on such sum at the rate of 10 percent per year from the date of payment, performance, or compliance (herein called act), shall be deemed to be additional rent payable by Lessee with the next succeeding installment of rent.

No such act shall constitute a waiver of default or of any remedy for default or render Lessor liable for any loss or damage resulting from any such act.

         14. CONDEMNATION. The following definitions apply in construing provisions of this Lease relating to a taking of or damage to all or any part of the Property or improvements or any interest in them by eminent domain or inverse condemnation:

                  (a) Taking means the taking or damaging, including severance damage, by eminent domain or-by inverse condemnation or for any public or quasi-public use under any statute. The transfer of title may be either a transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The taking shall be considered to take place as of the later of (i) the date actual physical possession is taken by the condemnor or (ii) the date on which the right to compensation and damages accrues under the law applicable to the Property.

                  (b) Total taking means the taking of the fee title to all the Property and the improvements on the Property, which shall be considered to include any off-site improvements effected by Lessee to serve the Property or the improvements on the Property.

                  (c) Substantial taking means the taking of so much of the Property or improvements or both that one or more of the following conditions results: The remaining Property would not be economically and reasonably usable by Lessee; the parking area is reduced to a level that severely impacts Lessee's business; Lessee's business on the Property could not be operated at a level of profit reasonably close to that existing before the taking constituting the causative event; the portion of the Property not so taken cannot be so repaired or reconstructed, taking into consideration the amount of the award available for repair or reconstruction, as to constitute a complete, rentable structure, capable of producing a proportionately fair and reasonable net annual income after payment of all operating expenses, the fixed rent (as reduced as a result of the taking), additional rent, and all other charges payable under this Lease, and after performance of all covenants and conditions required of Lessee by law and under this Lease.

                  (d) Partial taking means any taking of the fee title that is not either a total or a substantial taking.

                  (e) Improvements means all products of skill, artifice, plan, or design for construction on, modification of, or planned use of existing structures, natural or cultivated, or earth contours on the Property, including but not limited to: buildings, structures, fixtures, fences, swimming pools, golf courses, utility installations, excavations, surfacing, water banks or channels, and grading; fruit, nut-bearing, and ornamental trees, bushes, and vines whether occurring on the Property naturally or emplaced by human design or effort, and whether coming into being on the Property before or after commencement of the term; landscaping, ground cover, crops, planting and earth contours forming part of a landscaping design; and artistic and ornamental components of any of the above.

                  (f) Notice of intended taking means any notice or notification on which a reasonably prudent man would rely and which he would interpret as expressing an existing intention of taking as distinguished from a mere preliminary inquiry or proposal. It includes but is not limited to the service of a condemnation summons and complaint on a party to this Lease received from the condemning agency or entity a notice of intent to take, in writing, containing a description or map of the taking reasonably defining the extent of the taking.

                  (g) Award. means compensation paid for the taking whether pursuant to judgment or by agreement or otherwise.

                  (h) Notice to Other Party. The party receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents, and date of the notice received:

                    (i) Notice of intended taking;

                    (ii) Service of any legal process relating to condemnation of the Property or improvements;

                    (iii) Notice in connection with any proceedings or negotiations with respect to such a condemnation; or

                    (iv) Notice of intent or willingness to make or negotiate a private purchase, sale, or transfer in lieu of condemnation.

                  (i) Lessor, Lessee, and all persons and entities holding under Lessee shall each have the right-to represent his or its respective interest in each proceeding or negotiation with respect to a taking or intended taking and to make full proof of his or its claims. No agreement, settlement, sale, or transfer to or with the condemning authority shall be made without the consent of Lessor and Lessee. Lessor and Lessee each agrees to execute and deliver to the other any instruments that may be required to effectuate or facilitate the provisions of this Lease relating to condemnation.

                  A. Total or Substantial Taking. On a total taking, Lessee's obligation to pay rent shall terminate on, and Lessee's interest in the leasehold shall continue until, the date of taking.

                  B. Substantial Taking. If the taking is substantial under the definition appearing above, Lessee may, by notice to Lessor given within 30 days after Lessee receives notice of intended taking, elect to treat the taking as a substantial taking. If Lessee does not so notify Lessor, the taking shall be deemed a partial taking. If Lessee gives such notice and Lessor gives Lessee notice disputing Lessee's contention within 15 days following Lessee's notice, the dispute shall be promptly determined by arbitration. If Lessor gives no such notice, the taking shall be considered a substantial taking. A substantial taking shall be treated as a total taking if (1 ) Lessee delivers possession to Lessor within 30 days after determination that the taking was a substantial taking, and (2) Lessee is not in default under the Lease and has complied with all Lease provisions concerning apportionment of the award. If these conditions are not met, the taking shall be treated as a partial taking.

                  Lessee may continue to occupy the Property and improvements until the condemnor takes physical possession. However, at anytime following notice of intended total taking, or within the time limited specified for delivering possession in the provision on substantial taking, Lessee may elect to deliver possession of the Property to Lessor before the actual taking. The election shall be made by notice declaring the election and covenanting to pay all rents required under this Lease to the date of taking. Lessee's right to apportionment of or compensation from the award shall then accrue as of the date that Lessee goes out of possession.

                  On a total taking, all sums, including damages and interested awarded for the fee or the leasehold or both shall be deposited promptly with First American Title Insurance Company, Santa Ana, California, as escrow agent and shall be distributed and disbursed in the following order of priority:

                  First, all real and personal property taxes constituting a lien on the Property or improvements.

                  Second, the balance due under any notice and leasehold mortgage to which the fee is not subordinated.

                  Third, the balance due under any note and mortgage encumbering the fee but not having priority over the Lease, provided that the amount so paid shall be deducted from any amounts otherwise due to Lessor.

                  Fourth, to Lessor a sum equal to the value of the Property taken, valued as unimproved land exclusive of improvements and unburdened by all leases and subleases.

                  Fifth, to Lessor any expenses or disbursements reasonably paid or incurred by or on behalf of Lessor for or in connection with the condemnation proceedings.

                  Sixth, to Lessee the balance of the award.

                  In the event of a partial taking, this Lease shall remain in full force and effect, covering the remaining portion of the Property, and the minimum annual rental shall be equitably adjusted downward in proportion to the extent to which Tenant's business has been adversely affected as a result of such taking. In the event the parties are unable to agree on the equitable adjustment, such matter shall be submitted to arbitration.

                  Promptly after a partial taking, at Lessee's expense and in the manner specified in provisions of this Lease relating to maintenance, repairs, and alterations, Lessee shall repair, alter, modify, or reconstruct the improvements (hereafter referred to as restoring) so as to make them a practical whole.

                  Lessee is relieved of the duty to, but may, repair, alter, modify, or reconstruct the improvements if a partial taking occurs during the final five years of the term. The conditions for relief are:

                           (1) The work of repair, alteration, modification, or
reconstruction would constitute a "major" repair or alteration as defined in the provisions of this Lease relating to maintenance, repair, and alteration of improvements;

                           (2) Within 60 days after Lessee receives notice of
intended taking, Lessee gives Lessor notice of election to claim the relief described in this provision;

                           (3) Lessee complies with all conditions described as
conditions in the provisions of this Lease relating to damage or destruction during the final years of the term as provided in paragraph C below. If the conditions described in this provision are met, the award shall be apportioned as for a substantial taking, applying the requirements of this provision relating to Lessee's obligations; provided Lessee's right, title, and interest in the land, improvements, and leasehold estate shall continue until the taking is completed by deed, contract, or final order of condemnation.

                  If all the foregoing conditions for relief are satisfied, the cost of such repair, alteration, modification, or reconstruction shall be deducted from Lessee's share of the award and paid to any leasehold mortgagee demanding it by notice within 30 days after Lessee's notice of election, and otherwise to Lessor.

                  On a partial taking, all sums, including damages and interest, awarded for the fee title or the leasehold or both, shall be distributed and disbursed in the following order or priority:

                  First, to the cost of restoring the leasehold improvements, plus any amount assessed, awarded, paid, or incurred to remove or relocate subtenants, plus any amount awarded for detriment to business.

                  Second, to Lessor a sum equal to the total award less the sum of:

                           (a) Any award that may be made for the taking of
or injury to Lessee's improvements; and

                    (b) Any award on account of any cost or loss that Lessee may sustain in the removal and relocation of Lessee's chattels and trade fixtures; and

                    (c) Any portion of the award to Lessee for anticipated or lost profits or damages because of detriment to Lessee's business or any special damages of Lessee; if no portion of the damages contained in this subparagraph c are included in the total award for taking the fee title, Lessee shall have the absolute right to prosecute Lessee's own claim for damages as permitted by law and to receive and keep all proceeds from any claim of Lessor; and

                    (d) The market value of any option to buy and of any option to renew or extend the term contained in the Lease shall be retained by Lessee.

                  On the taking, other than a temporary taking, of less than a fee title interest in the Property or improvements or both, the question whether the taking is total, substantial, or partial, and the effects on term, rent, and apportionment of award shall be deter,pined by arbitration if the parties cannot otherwise agree in writing.

                  On any taking of the temporary use of all or any part or parts of the Property or improvements or both for a period, or of any estate less than a fee, ending on or before the expiration date of the term, neither the term nor the rent shall be reduced or affected in any way, and Lessee shall be entitled to any award for the use or estate taken. If a result of the taking is to necessitate expenditures for changes, repairs, alterations, modifications, or reconstruction of the improvements to make them economically viable and a practical whole Lessee shall receive, hold, and disburse the award in trust for such work. At the completion of the work and the discharge of the Property and improvements from all liens and claims, Lessee shall be entitled to any surplus and shall be liable for any deficit.

                  If any such taking is for a period extending beyond the expiration date of the term, the taking is for a period extending beyond the expiration date of the term, the taking shall be treated under the foregoing provisions for total, substantial, and partial takings.

                  C. Lessee must comply with the following conditions to be relieved of duty to repair, alter, modify or reconstruct the improvements if partial taking occurs during final five years of the term.

                    (a) Give notice to Lessor of its intention to be relieved of its duty to repair, alter, modify or reconstruct the improvements.

                    (b) Is not in default after lapse of applicable cure periods under any provision or condition of this Lease.

                    (c) Continues to make all payments when due as required by the provisions of this Lease, provided that Lessor may, by notice given at any time after Lessee's notice of the damage or destruction, elect to terminate the Lease at a date stated in Lessor's notice and to forgive all rent for the period following that date.

                    (d) Pays in full, or has paid in full, any outstanding indebtedness incurred by Lessee and secured by an encumbrance or encumbrances on the leasehold.

                    (e) Delivers possession of the Premises to Lessor and quitclaim s all right, title, end interest in the land and improvements if, and promptly after, ceasing to do business on the property.

                    (f) Causes to be discharged all liens and encumbrances resulting from any act or omission of Lessee.

                    (g) Removes or deposits the cost of removing all fixtures and improvements.

                  D. All references in this Section to the value of the Property shall be the value of the Property for its highest and best use.

         15. LESSOR'S RIGHT OF ENTRY. Upon reasonable prior notice from Lessor to Lessee, Lessee shall permit Lessor and its agents to enter upon and into the Property and Improvements at all reasonable times for purposes of inspection of the Property and Improvements and posting notices of non-responsibility or non-liability for repairs, alterations, replacements or improvements.

         16. BROKERS. Lessor and Lessee warrant to each other that there are no brokers who are due a fee as a result of this Lease other than The Carlson Company. Lessor agrees to indemnify Lessee against any claims by The Carlson Company, and Lessee agrees to indemnify Lessor against any claims for a commission by any other broker.

         17. ESTOPPEL CERTIFICATE. Lessor and Lessee at any time, or from time to time, at the request of the other will execute, acknowledge and deliver to the requesting party a certificate in recordable form certifying (i) whether this Lease is unmodified and in full force and effect (or, if there have been modifications, whether the same is in full force and effect as modified and stating the modifications), (ii) whether or not there are then existing any defaults, offsets or defenses known to Lessor or Lessee or which Lessor or Lessee has reason to know or which in the exercise or reasonable care Lessor or Lessee should know, against the enforcement of any provision of this Lease, (and, if so, specifying the same) and (iii) the dates, if any, to which the rental or other charges have been paid in advance.

         18. RECORDATION OF ABSTRACT ONLY. This Lease shall not be recorded; only a memorandum of this Lease shall be recorded. The parties shall execute the memorandum in form and substance as required by a title insurance company insuring Lessee's leasehold estate or the interest of any leasehold mortgagee or fee mortgagee, and sufficient to give constructive notice of the Lease to subsequent purchasers and mortgages.

         19. ASSIGNMENT AND SUBLETTING.

                  a. Lessee may not sublease the Property or any portion thereof, but Lessee shall have the absolute right to assign as set forth below. Except as otherwise provided herein, Lessee shall not assign Lessee's rights or interest under this Lease without the prior written consent of Lessor. It shall not be deemed to be unreasonable for Lessor to withhold or delay Lessor's consent to an assignment where the proposed assignee does not have the financial capability of fulfilling Lessee's obligations under this Lease or the experience in operating a golf practice facility in a successful manner. Any other reason shall be deemed to be unreasonable.

                  b. Notwithstanding the provisions of Section (a) hereof, none of the following circumstances shall constitute an assignment of this Lease requiring the consent of Lessor: (a) if Lessee or any of its assignees is a limited partnership, a transfer of any limited partnership interests therein,
(b) an assignment of this Lease to another limited partnership or general partnership with one or more of the same general partners, or (c) an assignment of this Lease to a legal entity which is either (i) the successor by merger, restructure or otherwise, to all or substantially all of Lessee's rights and liabilities, or (ii) controlling, controlled by or under common control with Lessee.

                  c. In the event Lessee contemplates making an assignment for which Lessor's consent is required, Lessee shall give fifteen (15) days prior written notice thereof to Lessor, and shall furnish to Lessor such pertinent information as to the financial condition and quality of operations of the proposed assignee as Lessee believes justifies consent in accordance with the provisions of paragraph 19.a.

         20. NO PARTNERSHIP. Anything contained herein to the contrary notwithstanding, Lessor does not in any way or for any purpose become a partner of Lessee in the conduct of its business, or otherwise, or a joint venturer or member of a joint enterprise with Lessee hereunder.

         21. NON-DISTURBANCE AND SUBORDINATION. Lessor hereby covenants that Lessee shall have the right of quiet possession and non-disturbance of the Property so long as Lessee shall pay the rent payable under this Lease and substantially observe and perform all of the material provisions of this Lease. This Lease has and shall continue to have priority over any encumbrance affecting the Property and recorded after the date of this Lease. If, however, a lender requires that this Lease be subordinate to any encumbrance, this Lease shall be subordinate to that encumbrance if Lessor first obtains from such lender ("Lender") a written agreement known as a non-disturbance agreement, in recordable form, that provides substantially the following:

                  a. In the event of foreclosure of said deed of trust, Lender will not join Lessee in any such foreclosure proceeding so long as Lessee is not in default beyond applicable cure periods under any of the material terms, covenants and conditions of the Lease;

                  b. It is the express intent of the parties hereto that neither (i) a foreclosure of said deed of trust, (ii) the exercise of the power of sale or the exercise of any other remedies provided therein, or provided in any other instruments securing the indebtedness secure$3 by said deed of trust, nor (iii) the delivery of a deed in lieu of foreclosure, shall, in and of itself, or by operation of law, result in termination of or otherwise affect the Lease, but lender and any purchaser or other grantee upon foreclosure of said deed of trust or conveyance in lieu of foreclosure shall thereby automatically succeed to the position of Lessor under the Lease;

                  c. If, by dispossession, foreclosure, exercise of power of sale, or by any other means whatsoever, Lender, its successors or assigns, or any purchaser at a foreclosure sale or otherwise, shall come into possession of or become the owner of the Property demised by this Lease, then such person shall succeed to the interest of Lessor under the lease and, if Lessee is not then in default beyond applicable cure periods under the material terms, conditions and provisions of the Lease, the Lease shall remain in effect as a lease of the Property, together with all of the rights and privileges therein contained, between such person and Lessee for the balance of the term of the Lease between Lessor and lessee, plus any unexercised extension or renewal options, if Lessee so elects, Lessee agrees to attorn to and accept such person as Lessor under the lease, and to be bound by and to perform all of the obligations imposed by the Lease upon Lessee herein, and Lenders, its successors and assigns, or any purchaser at a foreclosure or trustee's sale or otherwise shall not disturb the possession of Lessee, and shall be bound by all of the obligations imposed by the Lease upon Lessor herein;

                  d. Upon the written request of either Lessee or Lender given to the other at the time of a foreclosure of said deed of trust or sale under power of sale therein contained or conveyance in lieu of foreclosure, and if no default beyond applicable cure periods then exists under the material terms, conditions and provisions of this lease, Lessee and Lender agree to execute a new lease of the Property upon the same terms and conditions as this Lease, which new lease shall cover any unexpired term of this Lease existing prior to such foreclosure, trustee's sale or conveyance in lieu of foreclosure, plus an unexercised extension or renewal options, if Lessee so elects.

         22. CONSENTS AND APPROVALS. In all cases where a party's consent or approval is required, such party agrees not to unreasonably or untimely withhold such consent or approval, and if a period of time for such consent is specified, the same shall be deemed given if not specifically denied within such time period.

         23. MISCELLANEOUS.

                  a. The captions and paragraph headings of this Lease are inserted only as a matter of convenience and for reference, and are not a part of this Lease and in no way define, limit or describe the scope of this lease of the intent of any provision thereof.

                  b. The neuter gender includes the feminine and masculine, the masculine includes the feminine and neuter, and the feminine includes the neuter, and each include corporation, partnership, or other legal entity when the context so requires. The singular number includes the plural whenever the context so requires.

                  c. Time is of the essence of the obligations of the parties hereto.

                  d. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

                  e. Should any dispute arise between the parties hereto or their legal representatives, successors or assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to a reasonable sum as and for their or his or its attorneys fees and legal costs in connection with such dispute.

                  f. The parties agree that this Lease shall be construed and enforced in accordance with the laws of the State of California.

                  g. If Lessee remains in possession of the Property or any part thereof after the expiration of the term hereof without the express written consent of Lessor, such occupancy shall be a tenancy from month to month rental in the amount of the last monthly rental plus all other charges payable hereunder, and upon all the terms thereof applicable to a month-to-month tenancy.

                  h. The provisions of this Agreement have been negotiated by all of the parties hereto and said Agreements shall be deemed to have been drafted by all such parties.

                  i. The failure of Lessor or Lessee to seek redress for violation of, or to insist upon, the strict performance of, any covenant or condition- of this Lease, shall not be deemed a waiver thereof or prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

                  j. This Lease contains the entire agreement between Lessor and Lessee and any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. This Lease supersedes all prior negotiations, understandings, representations, and agreements.

                  k. As used in this Lease, notice includes but is not limited to the communication of notice, request, demand, approval, statement, report, acceptance, consent, waiver and appointment. No notice of the exercise of any option or election is required unless the provision giving the election or option expressly requires notice. Unless the provisions of this Lease on rent direct otherwise, rent shall be sent in the manner provided for giving notice.

                  l. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

                  m. The remedies set forth herein are cumulative, and by the exercise of a particular remedy, a party is not foreclosed or limited in any fashion to exercise the remedies set forth in this Lease or in law.

                  n. Should, for any reason Lessor accept the rental payment or other sums from a party other than Lessee, that act of tendering and accepting such rent or other amount shall not act to create a position with respect to the Lease or the Property on behalf of such tendering person or entity, other than the position specifically set forth in this Lease.

                  o. The interests of Lessor and Lessee shall not merge unless agreed to in writing by the then affected parties.

                  p. Lessee acknowledges that Lessor has made not representations or warranties with respect to the Property or its current or future use and Lessee acknowledges that it has relied upon its independent investigation and knowledge of real estate transactions as the sole basis for entering into this Lease.

                  q. Lessee shall, at Lessee's sole costs and expense, comply with all of the requirements, laws and ordinances of all municipal, county, state and federal or other authorities now in force or which may hereafter be in force pertaining to Lessees' use of said Property or any portion hereof and shall faithfully observe in the use of the Property, all municipal, and count laws and ordinances and state and federal statutes and laws now in force or which may hereafter be in force with respect to such use. The judgment of any court of competent jurisdiction of the admission of Lessee in any action or proceeding against Lessee, whether Lessee be a party thereto or not, that Lessee has violated any such ordinance, law or statute in the use of the Property, shall be conclusive of that fact as between Lessor and Lessee.

                  r. With the exception of the notice requirements under
Section 15 of this Lease, all notices must be in writing; provided that no writing other than the check or other instrument representing the rent payment itself need accompany the payment of rent.

                  s. Notice is considered given either (a) when delivered in person to the recipient named as below, or (b) when deposited in the United States mail in a sealed envelope or container, either registered or certified mail, return receipt requested, postage and postal charges prepaid, addressed by name and address to the party or person intended as follows:

          To Lessor:  Eric R. Van de Water, Esq.
                      GRIFFITH & THORNBURGH 8 East Figueroa
                      Street - 3rd Floor Post Office Box 9 Santa
                      Barbara, CA 93102-0009

                               and

                      Sean McWhinney
                      Post Office Box 2526
                      Huntington Beach, CA 92647

                      With a copy to:

                      The Carlson Company
                      Attn: Ms. Rhonda Price
                      14752 Beach Boulevard, Suite 207
                      La Mirada, CA 90638

         To Lessee:   c/o USA GOLF CENTERS, INC.
                      3501 Jamboree, South Tower, Suite 602
                      Newport Beach, CA 92660
                      Attention: Thomas Utman

                  t. Either party may, by notice given at any time or from time to time, require subsequent notices to be given to another individual person, whether a party or an officer or representative, or to a different address, or both. Notices given before actual receipt of notice of change shall not be invalidated by the change.

                  u. If none of the recipients named in the latest designation of recipient is available for delivery in person, and if the notice addressed by mail to each recipient named in the latest designation of recipient is returned to the sender undelivered, notice shall be sufficient if sent by mail as above to the party as named in this Lease, unless the name or identity of the party has changed as permitted in this Lease and proper notice of the change has been given, in which event the notice shall be sufficient if sent by mail as above to the party named in the latest notice designating the party, and the notice is considered given when the first attempt to give notice was property made.

                  v. This Lease may be executed in counterparts, and all counterparts together shall be construed as one document.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date set forth above.

                               "LESSOR":

                               WESTMINSTER MEMORIAL PARK, a
                               California non-profit corporation


DATED: August __, 1992         By:_______________________________________
                                        Stephen T. Conley, President



DATED: August __, 1992         By:_______________________________________
                                        RODERICK C. McWHINNEY


DATED: August __, 1992         By:_______________________________________
                                        EMILY McWHINNEY


DATED: August __, 1992         By:_______________________________________
                                        SEAN McWHINNEY, Successor in
                                        Interest to Derek C. McWhinney


DATED: August __, 1992         By:_______________________________________
                                        DEREK C. McWHINNEY (with respect to
                                        all of his right, title and interest)


DATED: August __, 1992         By:_______________________________________
                                        ERIC R. VAN DE WATER


DATED: August __, 1992         By:_______________________________________
                                        ERIC R. VAN DE WATER as custodian for
                                        Anne F. Van de Water


DATED: August __, 1992         By:_______________________________________
                                        ERIC R. VAN DE WATER as custodian for
                                        Brooke E. Van de Water


DATED: August __, 1992         By:_______________________________________
                                        JAN POLLARD


DATED: August __, 1992         By:_______________________________________
                                        RODERICK C. McWHINNEY

DATED: August __. 1992          By:_______________________________________
                                         EMILY McWHINNEY


DATED: August __, 1992          By:_______________________________________
                                         SEAN McWHINNEY, Successor in
                                         Interest to Derek C. McWhinney


DATED: August __, 1992          By:_______________________________________
                                         DEREK C. McWHINNEY (with respect to
                                         all of his right, title and interest)


DATED: August __, 1992          By:_______________________________________
                                         ERIC R. VAN DE WATER


DATED: August __, 1992          By:_______________________________________
                                         ERIC R. VAN DE WATER as custodian for
                                         Anne F. Van de Water



DATED: August __, 1992          By:_______________________________________
                                         ERIC R. VAN DE WATER as custodian for
                                         Brooke E. Van de Water


DATED: August __, 1992          By:_______________________________________
                                         JAN POLLARD


DATED: August __, 1992          By:_______________________________________
                                         JAN POLLARD as custodian for
                                         Lewis C. Pollard III



                                LESSEE":

                                USA GOLF CENTERS LTD. 2, a California
                                Limited Partnership


                                By: USA Golf Centers,  a California
                                    corporation, General Partner


DATED: August_, 1992            By:_______________________________________
                                         Thomas L. Utman
                                         President

                            UNCONDITIONAL GUARANTEE
                      OF LESSEE'S OBLIGATIONS UNDER LEASE

         For good and adequate consideration, the receipt of which is acknowledged, THOMAS L. UTMAN ("Guarantor") hereby unconditionally guarantees the full and punctual performance of all of the obligations of the Lessee and any subtenants or assignees (collectively "Lessee") under the foregoing Lease.

         Upon failure by Lessee to make any payment or to perform any obligation under the Lease, Guarantor shall forthwith on demand pay the amount or perform the obligation in the manner specified in the Lease.

         The obligations of Guarantor hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

         1. Any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Lessee, by operation of law or otherwise;

         2. Any modification or amendment or supplement to the Lease;

         3. Any limitation on the liability of, or lack of recourse to, the Lessee in respect to any obligation under the Lease;

         4. Any neglect, delay, omission, failure or refusal of the Lessor to enforce any obligation of the Lessee under the Lease or any direct or indirect security for or other guarantee of the Lessee's obligation under the Lease;

         5. The existence of, or any non-perfection, invalidity, unenforceability, release, subordination or loss of, or direct or indirect security for or other guarantee of, any obligation of the Lessee under the Lease;

         6. Any change in the existence, structure or ownership of the Lessee, or any insolvency, bankruptcy, reorganization or other similar proceedings affecting the Lessee or its assets, or any resulting release or discharge of any obligation of the Lessee under the Lease;

         7. The existence of any claim, setoff or any other right which the Guarantor may have at any time against the Lessee, or any other person, whether in connection herewith or with any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

         8. Any invalidity or unenforceability relating to or against the Lessee for any reason under the Lease, or any provision of applicable law or regulation purporting to prohibit or postpone the payment by or performance of obligation by the Lessee under the Lease; or

         9. Any other act, omission or delay of any kind by the Lessee or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or postponement of the Guarantor's obligations hereunder.

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         The Guarantor's obligations hereunder shall remain in full force and effect until the performance of all of the obligations under the Lease. If at any time any payment or the performance of any obligation by the Lessee is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Lessee or otherwise, the Guarantor's obligation hereunder with respect to such payment or obligation shall be reinstated as though such payment had been due but not made at such time.

         The Guarantor irrevocably waives any requirement that any action be taken by any person against the Lessee or any other person. This is a guarantee of payment and performance and not of collection. The Guarantor waives any right to require that any action be brought against the Lessee or any other person or to require that resort be had to any security, or any other guarantee as a condition precedent to the Guarantor's obligation to make payments or performance hereunder.

         Upon making any payments or performing any obligations hereunder, the Guarantor shall be subrogated to the rights of the Lessor against the Lessee with respect thereto; provided, that the Guarantor shall not enforce any payment or performance by way of subrogation until there has been full performance under the Lease.

         Any indebtedness of the Lessee to the Guarantor now or hereafter existing (including without limitation, any right to subrogation which the Guarantor may have as a result of any payment or performance by the Guarantor hereunder) shall be and is hereby deferred, postponed and subordinated to the prior payment and performance of all obligations under the Lease. Until such performance, the Guarantor agrees not to accept any payment or satisfaction of any indebtedness of the Lessee to the Guarantor, and hereby assigns such indebtedness to the Lessor.

         If acceleration of the time for payment of any amount payable by the Lessee under the Lease is stayed upon the insolvency, bankruptcy or reorganization of the Lessee, all such amounts otherwise subject to acceleration under the terms of this guarantee shall nonetheless be payable by the Guarantor forthwith on demand of the Lessor.

         If any obligations under the Lease are stayed upon the insolvency, bankruptcy or reorganization of the Lessee, all such obligations otherwise performable under the terms of the Lease shall nevertheless be performable by Guarantor forthwith on demand of Lessor.

DATED:  August __, 1992             ____________________________________
                                                      THOMAS L. UTMAN

                                   EXHIBIT A

                               Legal Description


That portion of the south one-half of the southeast quarter of Section 11, Township 5 South range 11 west S.B.B.81 M., as depicted below: